                                                                     EXHIBIT 3.1


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          BEASLEY BROADCAST GROUP, INC.


     The undersigned, being the Chief Financial Officer, Vice President, Secretary and Treasurer of Beasley Broadcast Group, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

     1. The name of the corporation is Beasley Broadcast Group, Inc. The date of filing of its original Certificate of Incorporation, under the sane name, with the Secretary of State of Delaware was November 12, 1999.

     2. Beasley Broadcast Group, Inc. has not received any payment for any of its stock.

     3. This Restated Certificate of Incorporation, which restates, integrates and further amends the Certificate of Incorporation of Beasley Broadcast Group, Inc. has been duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware.

     4. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated, in full, to read as follows:

                                ARTICLE I - Name

     The name of the corporation is Beasley Broadcast Group, Inc. (hereinafter referred to as the "Corporation").

                         ARTICLE II - Registered Office

     The post office address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of the registered agent of the Corporation at that address is Corporation Service Company.

                              ARTICLE III - Purpose

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                           ARTICLE IV - Capital Stock

     Section 4.1 Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 235,000,000 shares, consisting of: (a) 10,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), (b) 150,000,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common") and (c) 75,000,000 shares of Class B Common Stock, par value $.001 per share (the "Class B Common" and together with the Class A Common, the "Common Stock"). The Preferred Stock and the Common Stock are hereinafter sometimes collectively referred to as "Capital Stock."

     Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, dividend rate, purchase or sinking funds, provisions for redemption, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares representing a majority of the voting power of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Certificate of Designations.

     Section 4.3 Common Stock. Except as otherwise provided in Section 4.3 of this ARTICLE IV or as otherwise required by applicable law, all shares of Class A Common and Class B Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges and shall be subject to the same qualifications, limitations and restrictions.

     (a) Voting Rights. At every meeting of the stockholders, except as specifically otherwise required by law or provided below, the holders of Class A Common shall be entitled to one (1) vote per share, and the holders of Class B Common shall be entitled to ten (10) votes per share, on all matters presented for a vote of the stockholders of the Corporation; provided that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock). At every meeting of the stockholders called for the election of directors that occurs after the closing date of the initial public offering of the Corporation's Class A Common Stock, the holders of Class A Common, voting separately as a class, shall be entitled to elect two of the directors to be elected at such meeting. The holders of Class A Common and Class B Common, voting together as a class, shall be entitled to elect the remaining number of directors to be elected at such meeting. Directors elected by the holders of a class or classes of Common Stock may be removed without cause only by a vote of the holders of a majority of the voting power represented by the shares of such class or classes of Common Stock then outstanding. If, during the interval between annual meetings of stockholders for the election of directors, the number of directors who have been elected by the holders of any class or classes of Common Stock shall, by reason of resignation, death or removal, be reduced, the vacancy or vacancies in the directors elected by the holders of such class or classes of Common Stock may be filled by a majority vote of the remaining directors elected by the holders of such class or classes of Common Stock then in office. If there are no Class A Directors in office, then only the holders of the Class A Common Stock may fill such vacancies. Any director elected to fill any vacancy by the remaining directors then in office may be removed from office without cause by a vote of the holders of a majority of the voting power represented by the shares of such class or classes of Common Stock then outstanding. Any election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Except as otherwise required by law, the holders of the Class A Common and the holders of the Class B Common shall in all matters not specified in this Section 4.3(a) vote together as a single class, provided that the holders of shares of the Class A Common shall be entitled to one (1) vote per share and the holders of shares of the Class B Common shall be entitled to ten (10) votes per share. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares representing a majority of the voting power of the Common Stock, without a separate vote of the holders of the Class A Common.

     (b) Dividends. As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Common and the holders of Class B Common shall be entitled to receive such dividends pro rata at the same rate per share for each such class of Common Stock; provided that if dividends are declared or paid in shares of Common Stock (or rights to subscribe for or purchase shares of Common Stock or securities or indebtedness convertible into or exchangeable for shares of Common Stock), the dividends payable to the holders of Class A Common shall be payable in shares of Class A Common (or rights to subscribe for or purchase shares of Class A Common or securities or indebtedness convertible into or exchangeable for shares of Class A Common) and the dividends payable to the holders of Class B Common shall be payable in shares of Class B Common (or rights to subscribe for or purchase shares of Class B Common or securities or indebtedness convertible into or exchangeable for shares of Class B Common). The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock, including any resolution or resolutions adopted pursuant to the provisions of Section 4.2.

     (c) Reservation. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock Class A Common in a quantity sufficient to provide for the conversion of all outstanding shares of the Class B Common.

     (d) Conversion of Class B Common. Subject to any necessary approval of the FCC (as hereinafter defined), the shares of Class B Common shall be convertible in whole or in part at any time at the option of the holder or holders thereof, into an equal number of fully paid and non-assessable shares of Class A Common. Such right shall be exercised by delivering to the office of the Corporation (i) the certificate or certificates representing the shares of Class B Common to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, and (ii) written notice to the Corporation stating that such holder or holders elect(s) to convert such share or shares and stating the name and address in which each certificate for shares of Class A Common issued upon conversion is to be issued. Conversion shall be deemed to have been effected as of the date as of which the conversion is recorded on the books of the Corporation; provided, however, that to the extent a conversion shall require the approval of the FCC, the conversion shall become effective at such time and date as the order of the FCC approving such event shall be granted. The Corporation shall cause the transfer agent to deliver a certificate or certificates for the Class A Common as promptly as reasonably practicable after the conversion has been recorded on the books of the Corporation.

     (e) Listing. If the shares of Class A Common required to be reserved for the purpose of conversion hereunder require listing on any national securities exchange or automated interdealer quotation system, before such shares are issued upon conversion, the Corporation will, at its expense and as expeditiously as possible, use its commercially reasonable best efforts to cause such shares to be so listed or duly approved for listing.

     (f) No Charge. The issuance of certificates representing Class A Common upon conversion of Class B Common, as hereinabove set forth shall be made without charge or any expense or issuance tax in respect thereof; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares converted.

     (g) Transfer of Class B Common.

         (i) A Beneficial Owner (as hereinafter defined) of shares of Class B Common (herein referred to as a "Class B Stockholder") may transfer, directly or indirectly, shares of Class B Common, whether by sale, assignment, gift or otherwise, only to a Class B Permitted Transferee (as hereinafter defined) and no Class B Stockholder may otherwise transfer Beneficial Ownership (as hereinafter defined) of any shares of Class B Common. In the event of any attempted transfer of the Beneficial Ownership of any shares of Class B Common in violation of the limitation provided in the preceding sentence, the shares of Class B Common with respect to which the transfer of such Beneficial Ownership has been attempted shall be deemed to have been converted automatically, without further deed or action by or on behalf of any person, into shares of Class A Common. A "Class B Permitted Transferee" shall be, if the Class B Stockholder is an individual:

            (A) the estate of the Class B Stockholder or any legatee, heir or distributees thereof;

            (B) the spouse or former spouse of the Class B Stockholder;

            (C) any parent or grandparent of the Class B Stockholder and any lineal descendant (including any adopted child) of the Class B Stockholder or of the Class B Stockholder's spouse or former spouse;

            (D) any guardian or custodian (including a custodian for purposes of the Uniform Gift to Minors Act or Uniform Transfers to Minors Act) for, or any executor, administrator, conservator and/or other legal representative of, the Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof;

            (E) a trust (including a voting trust), and any savings or retirement account, such as an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of such Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof, including any trust in respect of which such Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof has any general or special power of appointment or general or special non-testamentary power or special testamentary power of appointment limited to any Class B Permitted Transferee or Class B Permitted Transferees; and

            (F) any corporation, partnership or other business entity if Substantial Beneficial Ownership thereof is held by such Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof; provided, however, that if such Class B Stockholder, and all Class B Permitted Transferees thereof, cease, for whatever reason, to hold Substantial Beneficial Ownership of such corporation, partnership or other business entity, then any and all shares of Class B Common that such corporation, partnership or other business entity is the Beneficial Owner of shall be deemed to be converted automatically, without further deed or action by or on behalf of any person, into shares of Class A Common; and

            (G) the Corporation.

A "Class B Permitted Transferee" shall be, if the Class B Stockholder is a corporation, partnership or other business entity:

            (A) any employee benefit plan, or trust thereunder or therefor, sponsored by the Class B Stockholder;

            (B) any trust (including any voting or liquidating trust) principally for the benefit of the Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof;

            (C) any corporation, partnership or other business entity if Substantial Beneficial Ownership thereof is held by such Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof; provided, however, that if such Class B Stockholder, and all Class B Permitted Transferees thereof, cease, for whatever reason, to hold Substantial Beneficial Ownership of such corporation, partnership or other business entity, then any and all shares of Class B Common that such corporation, partnership or other business entity is the Beneficial Owner of shall convert automatically, without further deed or action by or on behalf of any person, into shares of Class A Common;

            (D) the stockholders of the corporation, partners of the partnership or other owners of equity interests in any other business entity, who receive such shares, by way of dividend or distribution (upon dissolution, liquidation or otherwise), provided that such transfer will not result in Beneficial Ownership of any of such shares by any person who did not have the power to control such corporation, partnership or business entity at the time such corporation, partnership or business entity first acquired Beneficial Ownership of such shares of Class B Common (other than by any person who qualifies as a Class B Permitted Transferee pursuant to any other provision of this paragraph
(i) of this Section 4.3(g)); and

            (E) the Corporation.

         (ii) Any person who holds shares of Class B Common for the Beneficial Ownership of another, including (A) any broker or dealer in securities; (B) any clearing house; (C) any bank, trust company, savings and loan association or other financial institution; (D) any other nominee; and (E) any savings plan or account or related trust, such as an individual retirement account, principally for the benefit of any individual, may transfer such shares to the person or persons for whose benefit it holds such shares. Notwithstanding anything to the contrary set forth herein, any holder of Class B Common may pledge such shares to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Class B Permitted Transferee. In the event of foreclosure or other similar action by the pledgee, such pledged shares shall automatically, without any act or deed on the part of the Corporation or any other person, be converted into shares of Class A

Common unless within five business days after such foreclosure or similar event such pledged shares are returned to the pledgor or transferred to a Class B Permitted Transferee. The foregoing provisions of this paragraph shall not be deemed to restrict or prevent any transfer of such shares by operation of law upon incompetence, death, dissolution or bankruptcy of any Class B Stockholder or any provision of law providing for, or judicial order of, forfeiture, seizure or impoundment; provided that any shares so transferred by operation of law other than to a Class B Permitted Transferee shall convert automatically into shares of Class A Common.

         (iii) Any transferee of shares of Class B Common pursuant to a transfer made in violation of paragraphs (i) and (ii) of this Section 4.3(g) shall have no rights as a stockholder of the Corporation and no other rights against or with respect to the Corporation except the right to receive, in accordance with paragraph (ii) of Section 4.3(d) or paragraphs (i) and (ii) of this Section 4.3(g), as applicable, shares of Class A Common upon the conversion of such transferred shares. Notwithstanding any other provision of this Restated Certificate of Incorporation, the Corporation shall, to the full extent permitted by law, be entitled to issue shares of Class B Common to any person from time to time.

         (iv) The Corporation and any transfer agent of Class B Common may as a condition to the transfer or the registration of any transfer of shares of Class B Common permitted by paragraphs (i) and (ii) of this Section 4.3(g) require the furnishing of such affidavits or other proof as they deem necessary to establish that such transferee is a Class B Permitted Transferee.

     (h) No Interference. Except as otherwise provided in ARTICLE IX of this Restated Certificate of Incorporation, the Corporation will not close its books against the transfer of any share of Common Stock or of any of the shares of Common Stock issued or issuable upon the conversion of such shares of Common Stock in any manner which interferes with the timely conversion of any of such shares.

     (i) Mergers, Consolidations. In the case of a merger or consolidation which reclassifies or changes the shares of Common Stock, or in the case of the consolidation or merger of the Corporation with or into another corporation or corporations or the transfer of all or substantially all of the assets of the Corporation to another corporation or corporations, each share of Class B Common shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of shares of Class A Common would have been entitled upon such reclassification, change, consolidation, merger or transfer, and, in any such case, appropriate adjustment (as determined in good faith by the Corporation's Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Class B Common to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any shares of stock or other securities on property thereafter deliverable upon the conversion of shares of Class B Common. In case of any such merger or consolidation, the resulting or surviving corporation (if not the Corporation) shall expressly assume the obligation to deliver, upon conversion of the Class B Common, such stock or other securities or property as the holders of the Class B Common remaining outstanding shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights provided for in this ARTICLE IV.

     (j) Liquidation, Dissolution or Winding Up. Subject to the provisions of the Preferred Stock, including any resolution or resolutions adopted pursuant to the provisions of Section 4.2, in the event of any Liquidation of the Corporation, all remaining assets of the Corporation shall be distributed to holders of the Common Stock pro rata at the same rate per share of each class of Common Stock according to their respective holdings of shares of the Common Stock.

     (k) Stock Splits. The Corporation shall not in any manner subdivide or combine (by any stock split, stock dividend, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

  Section 4.4 Definitions. The following terms shall have the following meanings:

     "Advance of Expenses" has the meaning set forth in Section 8.2.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person (it being understood that for purposes of this definition, the term "control" (including with correlative meaning the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise).

     "Alien" has the meaning set forth in Section 9.1(a).

     "Alien Ownership Restrictions" has the meaning set forth in Section 9.1(d).

     "Beneficial Owner" in respect of shares of Class B Common shall mean the person or persons who possess Beneficial Ownership.

     "Beneficial Ownership" in respect of shares of Class B Common shall mean possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of such shares.

     "Capital Stock" has the meaning set forth in Section 4.1.

     "Class A Common" has the meaning set forth in Section 4.1.

     "Class B Common" has the meaning set forth in Section 4.1.

     "Class B Permitted Transferee" has the meaning set forth in Section 4.3(g).

         "Class B Stockholder" has the meaning set forth in Section 4.3(g).

         "Common Stock" has the meaning set forth in Section 4.1.

         "Communications Act" has the meaning set forth in Section 9.1.

         "Corporation" has the meaning set forth in Article I.

         "DGCL" has the meaning set forth in Article III.

         "FCC" has the meaning set forth in Section 9.1.

         "Final Adjudication" has the meaning set forth in Section 8.2.

         "Indemnitee" has the meaning set forth in Section 8.2.

         "Person" means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated association and any other entity or organization.

         "Preferred Stock" has the meaning set forth in Section 4.1.

         "Proceeding" has the meaning set forth in Section 8.2.

         "Redemption Date" has the meaning set forth in Section 9.1(e).

         "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect directors having a majority of the voting power of the board of directors of such corporation.

         "Substantial Beneficial Ownership" in respect of any corporation, partnership or other business entity shall mean possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of at least 80% of each class of equity ownership interest in such corporation, partnership or other business entity.

         "Undertaking" has the meaning set forth in Section 8.2.

                              ARTICLE V - Existence

     The Corporation is to have a perpetual existence.

                         ARTICLE VI - General Provisions

     Section 6.1 Board of Directors. Subject to Section 4.3(a) hereof, the Board of Directors shall be comprised of the number of directors specified in the Corporation's Bylaws, and such directors shall be elected in the manner contemplated by such Bylaws.

     Section 6.2 The Board of Directors of the Corporation shall have concurrent power with the holders of Class A Common and Class B Common to adopt, amend or repeal the Bylaws of the Corporation.

                            ARTICLE VII - Amendments

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereinafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                            ARTICLE VIII - Liability

     Section 8.1 Limitation of Liability.

         (a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted as of the date this Restated Certificate of Incorporation is filed with the State of Delaware), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

         (b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     Section 8.2 Right to Indemnification. Each person who was or is made party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide for broader indemnification rights than permitted as of the date this Restated Certificate of Incorporation is filed with the State of Delaware), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that except as provided in Section 8.3 of this ARTICLE VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 8.2 of this ARTICLE VIII shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advance of expenses"); provided, however, that if and to the extent that the Board of Directors of the Corporation requires, an advance of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise. The Corporation may provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

     Section 8.3 Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses under Section 8.2 of this ARTICLE VIII shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days) upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE VIII is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this ARTICLE VIII shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 8.2 of this ARTICLE VIII, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Section 8.4 Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

     Section 8.5 Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another Corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (hereinafter a "subsidiary" for this ARTICLE VIII) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

     Section 8.6 Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE VIII in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this
ARTICLE VIII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

     Section 8.7 Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation or under any statute, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 8.8 Merger or Consolidation. For purposes of this ARTICLE VIII, references to "the Corporation" shall include any constituent corporation (including any constituent of a constituent) absorbed into the Corporation in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

                      ARTICLE IX - Alien Ownership of Stock

     Section 9.1 General. The following provisions are included for the purpose of ensuring that the control and management of the Corporation remain with citizens of the United States and/or corporations formed under the laws of the Unites States or any of the states of the United States, as required by the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (collectively, the "Communications Act"):

     (a) Definition of Alien. "Alien" shall mean: (i) a person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; or (iv) a representative of, or an individual or entity controlled by, any of the foregoing.

     (b) Restrictions on Issuances and Transfer. The Corporation shall not issue any shares of capital stock of the Corporation if such issuance would result in the total number of shares of such capital stock held or voted by Aliens (or for or by the account of Aliens) to exceed 25% of: (i) the total number of all shares of such capital stock outstanding at any time and from time to time, or
(ii) the total voting power of all shares of such capital stock outstanding and entitled to vote at any time and from time to time. The Corporation shall not permit the transfer on the books of the Corporation of any capital stock to any Alien that would result in the total number of shares of such capital stock held or voted by Aliens (or for or by the account of Aliens) exceeding such 25% limits.

     (c) Restrictions on Ownership by Aliens. No Alien or Aliens, individually or collectively, shall be entitled to vote or direct or control the vote of more than 25% of: (i) the total number of all shares of capital stock of the Corporation outstanding at any time and from time to time, or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time, and issuances and transfers of capital stock of the Corporation in violation of this subsection (c) shall be prohibited.

     (d) Powers of the Board of Directors to Implement Alien Ownership Restrictions. The Board of Directors shall have all powers necessary to implement the provisions of this Article IX and to ensure compliance with the alien ownership restrictions (the "Alien Ownership Restrictions") of the Communications Act, including, without limitation, the power to prohibit the transfer of any shares of capital stock of the Corporation to any Alien, to prohibit the vote by any Alien, and to take or cause to be taken such action as it deems appropriate to implement such prohibition, including placing a legend regarding restrictions on foreign ownership of the capital stock on certificates representing such capital stock.

     (e) Redemption. Without limiting the generality of the foregoing and notwithstanding any other provision of this Restated Certificate of Incorporation to the contrary, any shares of capital stock of the Corporation determined by the Board of Directors to be owned by an Alien or Aliens shall always be subject to redemption by the Corporation by action of the Board of Directors, pursuant to Section 151(b)(2) of the DGCL, or any other applicable provision of law, to the extent necessary in the judgment of the Board of Directors to comply with the Alien Ownership Restrictions. The terms, conditions and procedures of such redemption shall be as follows: (i) the redemption price of the shares to be redeemed pursuant to this
Article IX shall be equal to the fair market value of the shares to be redeemed, as determined by the Board of Directors in good faith; (ii) the redemption price of such shares may be paid in cash, securities or any combination thereof; (iii) if the aggregate redemption price for all of the Alien-owned shares to be redeemed exceeds $5 million in the aggregate during any one year period consisting of any twelve (12) consecutive calendar months, then the Corporation may elect to pay the balance of any redemption price after the Corporation has paid $5 million in any such period in installments not to exceed $5 million per year in the aggregate, with interest payable semi-annually at a rate equal to the six-month LIBOR rate for such six-month period from time to time as determined by the Board of Directors in good faith; (iv) if less than all the shares held by Aliens are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable; (v) at least 10 days' prior written notice of the redemption, which notice shall specify the date the redemption is to be effective (the "Redemption Date"), shall be given to the holders of record of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to holders if the cash or securities necessary to effect the redemption shall have been deposited in trust for the benefit of such holders and such cash and securities are subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed duly endorsed in blank or accompanied by duly executed proper instruments of transfer; (vi) from and after the Redemption Date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights of the holders in respect of the shares to be redeemed or attaching to such shares of whatever nature (including without limitation any rights to vote or participate in dividends declared on capital stock of the same class or series as such shares excepting only payment of dividends declared prior to the Redemption Date for which the record date precedes the Redemption Date) shall cease and terminate, and the holders thereof thereafter shall be entitled only to receive the cash or securities payable upon redemption; and (vii) such other terms and conditions as the Board of Directors shall determine.

                        ARTICLE X - Section 203 Election

     The Corporation expressly elects not to be governed by Section 203 of Title 8 of the DGCL.

     IN WITNESS WHEREOF, said Beasley Broadcast Group, Inc. has caused this Restated Certificate of Incorporation to be signed by B. Caroline Beasley, Vice President, Chief Financial Officer, Secretary and Treasurer this 9th day of February, 2000.

                                          BEASLEY BROADCAST GROUP, INC.


                                    By:     /s/ B. Caroline Beasley
                                       -----------------------------------------
                                    Name:   B. Caroline Beasley
                                    Title:  Vice President, Chief Financial
                                            Officer, Secretary and Treasurer